EXHIBIT 99.11

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Enhanced Communications Corporation:

We have audited the accompanying balance sheets of Enhanced Communications Corporation ("Encom") (a wholly owned subsidiary of World Access Telecommunications Group, Inc.) ("World Access") and its predecessor as of December 31, 1999 and 1998, and the related statements of operations, stockholder's equity (deficit) and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of Encom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the financial statements, the balance sheets of Encom include the net assets acquired by World Access in its purchase of Encom in June 1999, after giving effect to the allocation of World Access's purchase price to Encom's net assets and to the changes in the net assets of Encom subsequent to the acquisition; the related statements of operations, stockholder's equity (deficit) and reflect the results of operations and the cash flows of Encom subsequent to such acquisition after giving effect to the allocation of World Access's purchase price to Encom's net assets.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Encom and its predecessor at December 31, 1999 and 1998, and the results of its operations, stockholder's equity (deficit) and cash flows for the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared from the separate records maintained by World Access and may not necessarily be indicative of the conditions that would have existed or the results of operations if Encom had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from World Access items applicable to World Access as a whole.

/s/ Deloitte & Touche, LLP
September 21, 2000

ENHANCED COMMUNICATIONS CORPORATION
(A Wholly Owned Subsidiary of World Access Telecommunications Group, Inc.)

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
---------------------------------------------------------------------------

                                                                  SUCCESSOR        PREDECESSOR
                                                                 ------------      ------------
                                                                    1999              1998
CURRENT ASSETS:
  Cash and cash equivalents                                      $  1,246,408      $     41,632

  Accounts receivable, net of allowance for uncollectible
   accounts of $0 and $90,342, respectively                         2,931,971         2,551,104
  Prepaid expenses and other current assets                           304,793             2,000
                                                                 ------------      ------------

        Total current assets                                        4,483,172         2,594,736

PROPERTY AND EQUIPMENT, NET                                         2,868,147         1,210,562

NOTES RECEIVABLES                                                   1,078,660

EXCESS OF COST OF INVESTMENT OVER NET ASSETS ACQUIRED,
  NET OF AMORTIZATION OF $216,650                                   4,116,350

OTHER ASSETS                                                           32,649           86,991
                                                                 ------------      ------------

TOTAL                                                            $ 12,578,978      $  3,892,289
                                                                 ============      ============


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Trade accounts payable                                         $  9,391,923      $  2,663,554
  Current portion of capital lease obligations                        854,553           267,354
  Accrued payroll and related expenses                                587,537           219,719
  Due to RSM/Southern Holdings Corporation                            169,272           193,484
  Other liabilities                                                   105,967           215,967
  Deferred revenue                                                     80,000            25,000
                                                                 ------------      ------------

        Total current liabilities                                  11,189,252         3,585,078

CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                   1,075,429           323,596
                                                                 ------------      ------------

        Total liabilities                                          12,264,681         3,908,674

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, 100,000 shares authorized at no par value,
   1,000 shares issued  and outstanding
  Paid-in capital                                                   4,316,615             1,000
  Accumulated deficit                                              (4,002,318)          (17,385)
                                                                 ------------      ------------
        Total stockholder's equity (deficit)                          314,297           (16,385)
                                                                 ------------      ------------

TOTAL                                                            $ 12,578,978      $  3,892,289
                                                                 ============      ============

See notes to financial statements.

ENHANCED COMMUNICATIONS CORPORATION
(A Wholly Owned Subsidiary of World Access Telecommunications Group, Inc.)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
---------------------------------------------------------------------------


                                                                        PREDECESSOR
                                      SUCCESSOR    -------------------------------------------------
                                   ----------------   SIX MONTHS
                                   SIX MONTHS ENDED      ENDED
                                   DECEMBER 31, 1999 JUNE 30, 1999         1998            1997

REVENUES                             $ 15,213,530    $  7,317,630       $ 17,157,076    $  9,314,349

COST OF REVENUES                       14,724,092       6,028,011         14,896,490       8,242,689
                                     ------------    ------------       ------------    ------------

GROSS PROFIT                              489,438       1,289,619          2,260,586       1,071,660

OPERATING EXPENSES:
  Sales and marketing                                       2,252              1,529           2,434
  General and administrative expenses   4,173,318         935,685          2,039,160         826,403
  Depreciation and amortization           373,977          98,553            105,404          44,407
                                     ------------    ------------       ------------    ------------

        Total operating expenses        4,547,295       1,036,490          2,146,093         873,244
                                     ------------    ------------       ------------    ------------

OPERATING (LOSS) INCOME                (4,057,857)        253,129            114,493         198,416

OTHER (EXPENSE) INCOME:
  Interest income                           2,970              93             44,650          30,120
  Interest expense                       (271,468)        (23,990)           (58,555)        (36,724)
  Other                                  (172,957)                            43,776
                                     ------------    ------------       ------------    ------------

        Total other (expense) income     (441,455)        (23,897)            29,871          (6,604)
                                     ------------    ------------       ------------    ------------

(LOSS) INCOME BEFORE INCOME TAXES      (4,499,312)        229,232            144,364         191,812

INCOME TAXES BENEFIT (EXPENSE)            267,762                           (230,617)        (68,000)
                                     ------------    ------------       ------------    ------------

(LOSS) INCOME BEFORE
 EXTRAORDINARY GAIN                    (4,231,550)        229,232            (86,253)        123,812

EXTRAORDINARY GAIN ON EARLY
  EXTINGUISHMENT OF DEBT, NET OF
  TAXES OF $44,710                                                            86,571
                                     ------------    ------------       ------------    ------------

NET (LOSS) INCOME                    $ (4,231,550)   $    229,232       $        318    $    123,812
                                     ============    ============       ============    ============


See notes to financial statements.

ENHANCED COMMUNICATIONS CORPORATION
(A Wholly Owned Subsidiary of World Access Telecommunications Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
---------------------------------------------------------------------------


                                                                   (ACCUMULATED
                                       COMMON STOCK                  DEFICIT)
                                      ---------------   PAID-IN      RETAINED
                                      SHARES   AMOUNT   CAPITAL      EARNINGS        TOTAL

BALANCE, JANUARY 1, 1997              1,000    $ -     $    1,000   $  (141,515)  $  (140,515)

  Net income                                                            123,812       123,812
                                      -----    -----   ----------   -----------   -----------

BALANCE, DECEMBER 31, 1997            1,000      -          1,000       (17,703)      (16,703)

  Net income                                                                318           318
                                      -----    -----   ----------   -----------   -----------

BALANCE, DECEMBER 31, 1998            1,000      -          1,000       (17,385)      (16,385)

Subsequent to World Access Acquisition:
  Adjustment related to the acquisition                 4,315,615        17,385     4,333,000
   of Encom by World Access
   (Note 1)

  Net loss                                                           (4,002,318)   (4,002,318)
                                      -----    -----   ----------   -----------   -----------

BALANCE, DECEMBER 31, 1999            1,000    $ -     $4,316,615   $(4,002,318)  $   314,297
                                      =====    =====   ==========   ===========   ===========


See notes to financial statements.

ENHANCED COMMUNICATIONS CORPORATION
(A Wholly Owned Subsidiary of World Access Telecommunications Group, Inc.)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------

                                                                        PREDECESSOR
                                      SUCCESSOR    -------------------------------------------------
                                   ----------------    SIX MONTHS
                                   SIX MONTHS ENDED      ENDED
                                   DECEMBER 31, 1999 JUNE 30, 1999         1998            1997


OPERATING ACTIVITIES:
  Net (loss) income                  $ (4,231,550)   $    229,232       $        318    $    123,812
  Adjustments to reconcile net (loss)
   income to net cash used in
   operating activities:
   Depreciation and amortization          373,977          98,553            105,404          44,407
   Gain on disposal of property
    and equipment                                                            (43,776)
   Extraordinary gain on debt
    extinguishment                                                           (86,571)
   Write-off of investment in affiliate                                     (390,000)
   Changes in operating assets
    and liabilities:
    Accounts receivable                  (292,421)        (88,446)          (803,747)     (1,009,700)
    Notes receivable                   (1,078,660)
    Due to RSM/Southern Holdings
     Corporation                          (35,469)         11,257            320,641
    Prepaid expenses and other assets      20,358        (268,809)          (466,947)         (5,863)
    Accounts payable and accrued
     expenses                           6,967,058         129,130            607,994       1,401,455
    Other liabilities                    (110,000)                           147,966          68,000
    Deferred revenue                       80,000         (25,000)            (2,000)        (20,273)
                                     ------------    ------------       ------------    ------------

    Net cash provided by (used in)
    operating activities                1,693,293          85,917           (610,718)        601,838
                                     ------------    ------------       ------------    ------------

INVESTING ACTIVITIES:
  Purchase of property and equipment   (1,622,851)       (290,614)          (681,751)       (729,888)
  Proceeds from disposal of equipment                                         95,259
                                     ------------    ------------       ------------    ------------

    Net cash used in investing
     activities                        (1,622,851)       (290,614)          (586,492)       (729,888)
                                     ------------    ------------       ------------    ------------

FINANCING ACTIVITIES:
  Proceeds from capital lease
   obligations                          1,284,531         642,265            309,003         500,235
  Payments on capital lease
   obligations                           (226,007)       (361,758)          (247,788)
                                     ------------    ------------       ------------    ------------

     Net cash provided by financing
      activities                        1,058,524         280,507             61,215         500,235
                                     ------------    ------------       ------------    ------------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                   1,128,966          75,810           (355,994)        372,185

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                      117,442          41,632            397,626          25,441
                                     ------------    ------------       ------------    ------------

CASH AND CASH EQUIVALENTS AT END
 OF PERIOD                           $  1,246,408    $    117,442       $     41,632    $    397,626
                                     ============    ============       ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid                      $     67,943    $     56,620       $     42,520    $     32,464
                                     ============    ============       ============    ============

  Income taxes paid to or on behalf
   of the parent                     $        -      $     67,825       $        -      $        -
                                     ============    ============       ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING
 ACTIVITIES - Allocation of goodwill
 from parent                         $  4,333,000    $        -         $        -      $        -
                                     ============    ============       ============    ============


See notes to financial statements.

ENHANCED COMMUNICATIONS CORPORATION
(A Wholly Owned Subsidiary of World Access Telecommunications Group, Inc.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - The financial statements of Enhanced Communications Corporation ("Encom"), a subsidiary of World Access Telecommunications Group, Inc. ("World Access"). Encom is a wholesale telecommunication provider of network services for domestic and international telephone traffic. Encom utilizes leased telephone switches and various interexchange carriers to originate and terminate telephone calls from end users. Encom was incorporated on January 30, 1995. On January 27, 1999, Encom entered into an agreement to merge with RSM/Southern Holdings Corporation ("RSM"), a Texas corporation, which is a wholly owned subsidiary of Comm/Net Holding Corporation ("Comm/Net"). In June 1999, World Access acquired all of the outstanding equity interest of Comm/Net and its subsidiaries (see Note 2).

     BASIS OF FINANCIAL STATEMENTS - The accompanying financial statements of Encom include the net assets acquired by World Access in its purchase of Encom on June 30, 1999, and the results of Encom's operations and its cash flows for the year ended December 31, 1999, and the period from July 1, 1999 to December 31, 1999, after giving effect to the allocation of World Access's purchase price to Encom's net assets and to the changes in net assets of Encom subsequent to the acquisition. Accordingly, these financial statements do not purport to be those of Encom as a separate corporate entity prepared on a historical cost basis of accounting.

     REVENUE RECOGNITION - Revenues from telecommunications services are recognized when the calls of the carrier's customers are completed. Cost of revenues are based primarily on the direct costs associated with owned and leased transmission capacity and the cost of transmitting and terminating traffic on other carriers' facilities. Commissions paid to agents for customer call traffic are expensed in the period when associated call revenues are recognized.

     DEFERRED REVENUE - Deferred revenue consists primarily of prepaid phone cards sold by Encom that have an expiration date of 24 months after issuance or six months after last use. Encom records the net sales price as deferred revenue when cards are sold and recognizes revenue as the ultimate consumer utilizes calling time. Deferred revenue relating to unused calling time remaining at each card's expiration is recognized as revenue upon the expiration of such card.

     USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CASH AND CASH EQUIVALENTS - Encom considers all short-term, highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT - The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation and amortization are computed on the straight-line method. Encom's data communication equipment and computer equipment are being depreciated over estimated useful lives of 3 to 10 years.

     EQUIPMENT UNDER CAPITAL LEASE - Encom leases certain of its data communication equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease. Assets under these capital leases are depreciated over the shorter of the lease term or the estimated useful lives of the assets.

     EXCESS COST OF INVESTMENT OVER NET ASSETS ACQUIRED - Excess cost of investment over net assets acquired ("goodwill") is being amortized on a straight-line method over 10 years. Encom management routinely evaluates realizability of goodwill based upon expectations of future nondiscounted cash flows. Should management determine that impairment has occurred, goodwill would be reduced by the excess, if any, of the carrying value of goodwill over management's estimate of the anticipated discounted future net cash flows.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS - Encom grants credit to customers based on an evaluation of each customer's financial condition. Exposure to losses on receivables is principally dependent on each customer's financial condition. Encom controls its exposure to credit risks through credit approvals, credit limits and monitoring procedures, and it establishes allowances for anticipated losses.

     ACCOUNT RECEIVABLE - Under an account advance agreement with a third-party billing service, advance payments equal to a percentage of the outstanding billed receivables are remitted to Encom when payments are submitted to the third-party billing service. The remainder of the billed receivable is paid to Encom, net of the advance amount, after the third-party billing service has collected the receivables from the respective companies. Interest and collection fees are charged on the advance payment at varying rates.

     INCOME TAXES - Encom files a consolidated tax return with World Access. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Encom annually evaluates the recoverability of the deferred tax asset and adjusts the valuation allowance for the portion of such asset not considered more likely than not to be realized.

     COMPREHENSIVE INCOME - Encom has no elements of other comprehensive income, except net income.

     SEGMENTS - Encom operates in a single-market segment.

     SOURCE OF SUPPLIES - Encom relies on local telephone companies and other companies to provide data communications capacity. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     MAJOR CUSTOMERS - Encom executed transactions with three, two and three major customers, which accounted for approximately 88.3%, 41.2% and 59.9% of total revenues in 1999, 1998 and 1997, respectively.

     Encom attempts to maintain multiple vendors for its modems, terminal servers and high-performance routers, which are important components of its network. If the suppliers are unable to meet Encom's needs as it expands its network infrastructure, Encom may experience delays and increased costs, which would adversely affect operating results.

     LONG-LIVED ASSETS - Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets be stated at the lower of the expected net realizable value or cost. The carrying value of long-lived assets is periodically reviewed to determine whether impairment exists. The review is based on comparing the carrying amount of the assets to the undiscounted estimated cash flows over the remaining useful lives. No impairment is indicated as of December 31, 1999.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998 and establishes standards for accounting and reporting for derivative instruments. It requires entities to record all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and on the type of hedge transaction. The portion of all hedges not effective in achieving offsetting changes in fair value is recognized in earnings. SFAS No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not believe that the impact of this statement will have a material impact on Encom's financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements," which summarizes the application of accounting principles generally accepted in the United States of America to revenue recognition in financial statements and is effective for Encom's fiscal year 2001 financial statements. Management does not believe that the adoption of this bulletin will have a significant impact on Encom.

2.   ACQUISITION

     In June 1999, World Access acquired substantially all the assets and assumed certain liabilities of Comm/Net and its wholly owned subsidiaries. In connection with this acquisition, World Access issued 23,174 shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B ("Series B Preferred Stock"), valued at approximately $18.5 million with a $23.2 million liquidation preference, and paid approximately $3.5 million to retire certain Comm/Net notes payable outstanding at the time of acquisition. The Series B Preferred Stock was convertible into shares of World Access's common stock at a conversion rate of $16.00 per common share, subject to standard anti-dilution adjustments. If the closing trading price of World Access's common stock exceeds $16.00 per share for 45 consecutive trading days, the Series B Preferred Stock would automatically convert into common stock. Preferred dividends began accruing July 1, 1999, and were payable quarterly. In March 2000, the Series B Preferred Stock was converted into 1,448,373 shares of World Access's common stock.

     The acquisition of Comm/Net was accounted for by World Access under the purchase method of accounting, and "push-down accounting" was used.
The application of purchase accounting and push-down accounting resulted in the fair valuing of Encom's assets and liabilities on the date of acquisition. The following schedule illustrates the adjustments made to Encom's accounts as a result of the acquisition:

                                                        HISTORICAL                    FAIR VALUE
                                                         BALANCES      PURCHASE        BALANCES
                                                         PRIOR TO     ACCOUNTING         AS OF
                                                          MERGER      ADJUSTMENTS     MERGER DATE

       ASSETS:
        Cash                                            $  117,442    $       -       $  117,442
        Accounts receivable                              2,650,587                     2,650,587
        Property and equipment, net                      1,402,623                     1,402,623
        Prepaid expenses and other assets                  346,763                       346,763
        Excess of cost of investments
         over net assets acquired                                       4,333,000      4,333,000
                                                        ----------     ----------     ----------

            Total assets                                $4,517,415     $4,333,000     $8,850,415
                                                        ==========     ==========     ==========

       LIABILITIES AND STOCKHOLDER'S EQUITY:
        Accounts payable                                $2,558,169     $      -       $2,558,169
        Other liabilities                                  801,896                       801,896
        Capital lease obligations                          871,457                       871,457
                                                        ----------     ----------     ----------

            Total liabilities                            4,231,522            -        4,231,522

        Stockholder's equity                               285,893      4,333,000      4,618,893
                                                        ----------     ----------     ----------

       TOTAL                                            $4,517,415     $4,333,000     $8,850,415
                                                        ==========     ==========     ==========


3.   ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts at December 31 consisted of the following:

                                                 BALANCE AT
                                                BEGINNING OF                         BALANCE AT
                                                   YEAR       PROVISION   WRITE-OFFS  END OF YEAR


       1997                                       $   -       $  222,678  $  (194,336) $28,342
                                                  =======     ==========  ===========  =======

       1998                                       $28,342     $  525,127  $  (463,127) $90,342
                                                  =======     ==========  ===========  =======

       1999                                       $90,342     $2,014,976  $(2,105,318) $   -
                                                  =======     ==========  ===========  =======

4.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consisted of the following:

                                                                   1999            1998

       Data communication equipment                             $3,115,962      $1,288,599
       Computer equipment                                          163,523          68,741
                                                                ----------      ----------

       Total cost                                                3,279,485       1,357,340

       Less accumulated depreciation                              (411,338)       (146,778)
                                                                ----------      ----------

                                                                $2,868,147      $1,210,562
                                                                ==========      ==========

     Depreciation expense was $264,568 and $105,404 for fiscal years 1999 and 1998, respectively.

5.   OTHER ASSETS

     Other assets at December 31 consisted of the following:

                                                                   1999            1998

       Deposits                                                 $ 17,263        $ 66,816
       Other                                                      15,386          20,175
                                                                --------        --------

                                                                $ 32,649        $ 86,991
                                                                ========        ========

6.   CAPITAL LEASE OBLIGATIONS

     Notes payable and capital lease obligations at December 31 consisted of the following:

                                                                   1999            1998

       Capital lease obligations, with interest rates of 15%
         to 15.3%, maturing August 2003                         $1,929,982      $  590,950

       Less current portion of long-term debt                     (854,553)       (267,354)
                                                                ----------      ----------

                                                                $1,075,429      $  323,596
                                                                ==========      ==========

     Future minimum lease payments for capital lease obligations at December 31, 1999, are as follows:



       Year ended December 31:
        2000                                                                    $1,048,848
        2001                                                                       918,465
        2002                                                                       255,449
                                                                                ----------

       Total                                                                     2,222,762

       Less interest of capital lease obligations                                 (292,780)
                                                                                ----------

       Present value of net minimum capital lease payments                       1,929,982

       Less current portion                                                       (854,553)
                                                                                ----------

                                                                                $1,075,429
                                                                                ==========

7.   CAPITAL STOCK

     COMMON STOCK - The total authorized and outstanding stock of Encom is 1,000 shares of common stock, with no par value for the years ended December 31, 1999 and 1998.

8.   RELATED PARTY

     From June through December 1999, Encom purchased telecommunications services from World Access. At December 31, 1999, Encom owed World Access approximately $8,175,524, which was included in accounts payable.

9.   COMMITMENTS AND CONTINGENCIES

     COMMITMENTS - Encom leases certain of its facilities and equipment under noncancelable operating leases expiring in various years through 2003. Total rent expense for all operating leases amounted to $366,154, $164,533 and $21,925 for the years ended December 31, 1999, 1998 and 1997, respectively.

     At December 31, 1999, the future minimum occupancy and equipment lease payments under operating leases were as follows:



2000                                                                           $ 286,337
2001                                                                             403,812
2002                                                                               2,206
2003                                                                               1,103
                                                                               ---------

Total                                                                          $ 693,458
                                                                               =========


     CONTINGENCIES - Encom is subject to certain claims and legal proceedings that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to Encom. Encom's management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, operating results or cash flows of Encom.

10.  EXTRAORDINARY GAIN

     In April 1998, Encom entered into an agreement to resell network services on behalf of ITG Creditors to a third party. Payments would be remitted to Encom, then submitted to ITG Creditors. In August 1998, no further payments were remitted to Encom. As a result of the nonpayment in October 1998, ITG Creditors forgave the debt from Encom and pursued legal actions against the third party. Therefore, Encom incurred an extraordinary gain of approximately $131,000 resulting from the forgiveness of debt.

11.  INCOME TAXES

     Components of the provision for income taxes are as follows as of December 31:

                                                                   1999            1998

       Current:
        Federal                                                 $(267,762)      $202,546
        State                                                                     28,071
                                                                ---------       --------

                                                                $(267,762)      $230,617
                                                                =========       ========

     Net deferred taxes in the accompanying balance sheets include the following components as of December 31:

                                                                   1999            1998

       Deferred tax asset:
        Net operating loss carryforward                         $ 1,350,164     $       -
        Write-off of investment in affiliate                        132,600         132,600
                                                                -----------     -----------

            Total deferred tax asset                              1,482,764         132,600

        Valuation allowance                                      (1,482,764)       (132,600)
                                                                -----------     -----------

       Net deferred tax asset                                   $       -       $       -
                                                                ===========     ===========

     Encom annually evaluates the recoverability of the deferred tax asset and adjusts the valuation allowance for the portion of such asset not considered more likely than not to be realized. At December 31, 1999, Encom has certain net operating loss carryforwards for regular tax purposes expiring December 2014.

     A reconciliation of income taxes computed at the U.S. federal statutory tax rate to the provision for income tax is as follows as of December 31:

                                                                   1999            1998

       Income tax (benefit) expense at U.S. federal
         statutory rates                                        $(1,434,025)    $    68,974
       State tax (benefit) expense                                 (181,715)         28,071
       Permanent differences                                         61,067             972
       Valuation allowance                                        1,350,164         132,600
                                                                -----------     -----------

                                                                $  (267,762)    $   230,617
                                                                ===========     ===========

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Encom using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Encom could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    DECEMBER 31, 1999          DECEMBER 31, 1998
                                                 -----------------------    -----------------------
                                                   CARRYING    ESTIMATED     CARRYING     ESTIMATED
                                                    AMOUNT    FAIR VALUE      AMOUNT     FAIR VALUE

       Assets:
        Cash and cash equivalents                 $ 1,246,408 $ 1,246,408   $    41,632 $   41,632
        Accounts receivable - trade                 2,931,971   2,931,971     2,551,104  2,511,104

       Liabilities:
        Accounts payable                             9,391,923  9,391,923     2,663,554  2,663,554
        Capital lease obligations                    1,929,982  1,929,982       590,950    590,950


     CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE - The carrying amounts of these items are a reasonable estimate of their fair value.

     CAPITAL LEASE OBLIGATIONS - The fair values of capital lease obligations are estimated based on interest rates that are currently available to Encom for the issuance of debt with similar terms and remaining maturities.

     The fair value estimates are based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented.

13.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1999, Encom assumed several capital lease agreements from former affiliate companies. Total underlying assets of capital leases assumed equaled $804,852, and liabilities (including principal and interest) approximated $749,216.

     In June 2000, an Asset Purchase Agreement (the "Agreement") was entered into between World Access and NetVoice Encom LP, whereby NetVoice Encom LP acquired certain assets associated with Encom. Pursuant to the Agreement, the purchase price for the acquisition of Encom was $8.1 million, paid with $6.0 million in cash and a $2.1 million convertible note payable, payable in quarterly payments, maturing on June 30, 2005, and bearing interest at the London InterBank Offering Rate plus a margin of 2%. The outstanding principal amount of the convertible note payable can be converted into shares of common stock at any time prior to or on the maturity date at the market price, but in no event less than $10.00 per share. The assets purchased include all of accounts receivable accruing on or after June 1, 2000; all accounts payable and accrued liabilities incurred on or after June 1, 2000, in the ordinary course of business; and all other assets and liabilities as of June 1, 2000. Excluded assets included cash, Edge Debit Cards in inventory, prepaid accounts, rights to Voice
Compression Gear, NACT Debit Card Switches and any contracts, accounts receivable or accounts payable related to CapRock Communications. The acquired liabilities consist of all obligations associated with the leases and other agreements purchased as assets.

                                 ******